MANAGEMENT AGREEMENT

NUSHARES ETF TRUST, a Massachusetts business trust registered under the Investment Company Act of 1940 (the “1940 Act”) as an open-end management series investment company (“Trust”), hereby appoints NUVEEN FUND ADVISORS, LLC, a Delaware limited liability company registered under the Investment Advisers Act of 1940 as an investment adviser, of Chicago, Illinois (“Manager”), to furnish investment advisory and management services and certain administrative services to the series listed in Schedule A hereto, as such schedule may be amended from time to time (each such series hereinafter referred to as a “Fund”). Trust and Manager hereby agree that:

1. Investment Management Services. Manager shall manage the investment operations of Trust and each Fund, subject to the terms of this Agreement and to the supervision and control of Trust’s Board of Trustees (the “Trustees”). Manager agrees to perform, or arrange for the performance of, the following services with respect to each Fund:

(a) to obtain and evaluate such information relating to economies, industries, businesses, securities and commodities markets, and individual securities, commodities and indices as it may deem necessary or useful in discharging its responsibilities hereunder;

(b) to formulate and maintain a continuous investment program in a manner consistent with and subject to (i) Trust’s agreement and declaration of trust and by-laws; (ii) the Fund’s investment objectives, policies, and restrictions as set forth in written documents furnished by Trust to Manager; (iii) all securities, commodities, and tax laws and regulations applicable to the Fund and Trust; and (iv) any other written limits or directions furnished by the Trustees to Manager;

(c) unless otherwise directed by the Trustees, to determine from time to time securities, commodities, interests or other investments to be purchased, sold, retained or lent by the Fund, and to implement those decisions, including the selection of entities with or through which such purchases, sales or loans are to be effected;

(d) to use reasonable efforts to manage the Fund so that it will qualify as a regulated investment company under subchapter M of the Internal Revenue Code of 1986, as amended;

(e) to make recommendations as to the manner in which voting rights, rights to consent to Trust or Fund action, and any other rights pertaining to Trust or the Fund shall be exercised;

(f) to make available to Trust promptly upon request all of the Fund’s records and ledgers and any reports or information reasonably requested by Trust; and

(g) to the extent required by law, to furnish to regulatory authorities any information or reports relating to the services provided pursuant to this Agreement.

Except as otherwise instructed from time to time by the Trustees, with respect to execution of transactions for Trust on behalf of a Fund, Manager shall place, or arrange for the placement of, all orders for purchases, sales, or loans with issuers, brokers, dealers or other counterparts or agents selected by Manager. In connection with the selection of all such parties for the placement of all such orders, Manager shall attempt to obtain most favorable execution and price, but may nevertheless in its sole discretion as a secondary factor, purchase and sell portfolio securities from and to brokers and dealers who provide Manager with statistical, research and other information, analysis, advice, and similar services. In recognition of such services or brokerage services provided by a broker or dealer, Manager is hereby authorized to pay such broker or dealer a commission or spread in excess of that which might be charged by another broker or dealer for the same transaction if Manager determines in good faith that the commission or spread is reasonable in relation to the value of the services so provided.

Trust hereby authorizes any entity or person associated with Manager that is a member of a national securities exchange to effect any transaction on the exchange for the account of a Fund to the extent permitted by and in accordance with Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder. Trust hereby consents to the retention by such entity or person of compensation for such transactions in accordance with Rule 11a-2-2(T)(a)(iv).

Manager may, where it deems to be advisable, aggregate orders for its other customers together with any securities of the same type to be sold or purchased for Trust or one or more Funds in order to obtain best execution or lower brokerage commissions. In such event, Manager shall allocate the shares so purchased or sold, as well as the expenses incurred in the transaction, in a manner it considers to be equitable and fair and consistent with its fiduciary obligations to Trust, the Funds, and Manager’s other customers.

Manager shall for all purposes be deemed to be an independent contractor and not an agent of Trust and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent Trust in any way.

2. Administrative Services. Subject to the terms of this Agreement and to the supervision and control of the Trustees, Manager shall provide to the Trust facilities, equipment, statistical and research data, clerical, accounting and bookkeeping services, internal auditing and legal services, and personnel to carry out all management services required for operation of the business and affairs of the Funds other than those services to be performed by Trust’s distributor, administrator, outside counsel and auditors.

3. Use of Affiliated Companies and Subcontractors. In connection with the services to be provided by Manager under this Agreement, Manager may, to the extent it deems appropriate, and subject to compliance with the requirements of applicable laws and regulations, make use of (i) its affiliated companies and their directors, trustees, officers, and employees and (ii) subcontractors selected by Manager, provided that Manager shall supervise and remain fully responsible for the services of all such third parties in accordance with and to the extent provided by this Agreement. All costs and expenses associated with services provided by any such third parties shall be borne by Manager or such parties.

4. Expenses. During the term of this Agreement, Manager shall pay all expenses of Trust and each Fund, except for the management fee, any payments under the Trust’s distribution and service plan, interest expenses, taxes, acquired fund fees and expenses, expenses incurred in acquiring and disposing of portfolio securities, certain expenses of the Funds’ chief compliance officer, fees and expenses of the Independent Trustees (as defined herein) and their counsel, litigation expenses and extraordinary expenses.

In the event that Manager pays or assumes any expenses of Trust or a Fund not required to be paid or assumed by Manager under this Agreement, Manager shall not be obligated hereby to pay or assume the same or similar expense in the future; provided that nothing contained herein shall be deemed to relieve Manager of any obligation to Trust or a Fund under any separate agreement or arrangement between the parties.

5. Management Fee. For the services rendered, facilities provided, and charges assumed and paid by Manager hereunder, Trust shall pay to Manager out of the assets of each Fund fees at the annual rate for such Fund as set forth in Schedule A to this

Agreement. For each Fund, the management fee shall accrue on each calendar day, and shall be payable monthly on the first business day of the next succeeding calendar month. The daily fee accrual shall be computed by multiplying the annual fee rate by the fraction of one divided by the number of days in the calendar year, and multiplying this product by the net assets of the Fund, determined in the manner established by the Board of Trustees, as of the close of business on the last preceding business day on which the Fund’s net asset value was determined.

6. Retention of Sub-Adviser. Subject to obtaining the initial and periodic approvals required under Section 15 of the 1940 Act, Manager may retain one or more sub-advisers at Manager’s own cost and expense for the purpose of furnishing one or more of the services described in Section 1 hereof with respect to Trust or one or more Funds. Retention of a sub-adviser shall in no way reduce the responsibilities or obligations of Manager under this Agreement, and Manager shall be responsible to Trust and the Funds for all acts or omissions of any sub-adviser in connection with the performance or Manager’s duties hereunder.

7. Non-Exclusivity. The services of Manager to Trust hereunder are not to be deemed exclusive and Manager shall be free to render similar services to others.

8. Standard of Care. Manager shall not be liable for any loss sustained by reason of the purchase, sale or retention of any security, whether or not such purchase, sale or retention shall have been based upon the investigation and research made by any other individual, firm or corporation, if such recommendation shall have been selected with due care and in good faith, except loss resulting from willful misfeasance, bad faith, or gross negligence on the part of Manager in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

9. Amendment. This Agreement may not be amended as to Trust or any Fund without the affirmative votes (a) of a majority of the Board of Trustees, including a majority of those Trustees who are not “interested persons” of Trust or of Manager (the “Independent Trustees”), voting in person at a meeting called for the purpose of voting on such approval, and (b) of a “majority of the outstanding shares” of Trust or, with respect to any amendment affecting an individual Fund, a “majority of the outstanding shares” of that Fund. The terms “interested persons” and “vote of a majority of the outstanding shares” shall be construed herein in accordance with their respective definitions in the 1940 Act and, with respect to the latter term, in accordance with Rule 18f-2 under the 1940 Act.

10. Effective Date and Termination. This Agreement shall become effective as to any Fund as of the effective date for that Fund specified in Schedule A hereto. This Agreement may be terminated at any time, without payment of any penalty, as to any Fund by the Board of Trustees of Trust, or by a vote of a majority of the outstanding shares of that fund, upon at least sixty (60) days’ written notice to Manager. This Agreement may be terminated by Manager at any time upon at least sixty (60) days’ written notice to Trust. This Agreement shall terminate automatically in the event of its “assignment” (as defined in the 1940 Act). Unless terminated as hereinbefore provided, this Agreement shall continue in effect with respect to any Fund for the initial period specified in Schedule A and thereafter from year to year only so long as such continuance is specifically approved with respect to that Fund at least annually (a) by a majority of the Independent Trustees, voting in person at a meeting called for the purpose of voting on such approval, and (b) by either the Board of Trustees of Trust or by a “vote of a majority of the outstanding shares” of the Fund.

11. Ownership of Records; Interparty Reporting. All records required to be maintained and preserved by Trust pursuant to the provisions of rules or regulations of the Securities and Exchange Commission under Section 31(a) of the 1940 Act or other applicable laws or regulations which are maintained and preserved by Manager on behalf of Trust and any other records the parties mutually agree shall be maintained by Manager on behalf of Trust are the property of Trust and shall be surrendered by Manager promptly on request by Trust; provided that Manager may at its own expense make and retain copies of any such records.

Trust shall furnish or otherwise make available to Manager such copies of the financial statements, proxy statements, reports, and other information relating to the business and affairs of each shareholder in a Fund as Manager may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.

Manager shall prepare and furnish to Trust as to each Fund statistical data and other information in such form and at such intervals as Trust may reasonably request.

12. Non-Liability of Trustees and Shareholders. Any obligation of Trust hereunder shall be binding only upon the assets of Trust (or the applicable Fund thereof) and shall not be binding upon any Trustee, officer, employee or agent of Trust or any shareholder of a Fund. Neither the authorization of any action by the Trustees of Trust or shareholder of a Fund nor the execution of this Agreement on behalf of Trust shall impose any liability upon any Trustee or any shareholder.

13. Use of Manager’s Name. Trust may use the name “NuShares ETF Trust” and the Fund names listed in Schedule A or any other name derived from the name “NuShares” or “Nuveen” only for so long as this Agreement or any extension, renewal, or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to the business of Manager as investment adviser. At such time as this Agreement or any extension, renewal or amendment hereof, or such other similar agreement shall no longer be in effect, Trust will cease to use any name derived from the name “NuShares” or “Nuveen” or otherwise connected with Manager, or with any organization which shall have succeeded to Manager’s business as investment adviser.

14. References and Headings. In this Agreement and in any such amendment, references to this Agreement and all expressions such as “herein,” “hereof,” and “hereunder” shall be deemed to refer to this Agreement as amended or affected by any such amendments. Headings are placed herein for convenience of reference only and shall not be taken as a part hereof or control or affect the meaning, construction, or effect of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

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IN WITNESS WHEREOF, Trust and Manager have caused this Agreement to be executed as of August 2, 2016.

NUSHARES ETF TRUST, a Massachusetts business trust		NUVEEN FUND ADVISORS, LLC, a Delaware limited liability company

By:	/s/ Kevin J. McCarthy	By:	/s/ Gifford R. Zimmerman
Title:	Vice President and Secretary	Title:	Managing Director

MANAGEMENT AGREEMENT

SCHEDULE A

Fund	Effective Date	Initial Period End	Annual Fee Rate
NuShares Enhanced Yield U.S. Aggregate Bond ETF	August 2, 2016	August 1, 2018	0.20%

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Dated: August 2, 2016

NUSHARES ETF TRUST, a Massachusetts business trust		NUVEEN FUND ADVISORS, LLC, a Delaware limited liability company

By:	/s/ Kevin J. McCarthy	By:	/s/ Gifford R. Zimmerman
Title:	Vice President and Secretary	Title:	Managing Director

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